Exhibit 99.1

Phio Announces Safety Monitoring Committee’s (SMC) Positive Wrap-up on Lead Clinical Candidate PH-762 in Skin Cancer Trial

Maximum Dose Concentration in Final Cohort Yields 85% Pathological Response (6 of 7 Patients); Complete Response (100% Tumor Clearance) in 4 of 6 Responders

No Serious Adverse Events or Dose-Limiting Toxicities Identified Across All 5 Dose Escalation Cohorts

KING OF PRUSSIA, PA, February 10, 2026 (NEWSFILE) —Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a clinical-stage siRNA biopharmaceutical company developing therapeutics using its proprietary INTASYL® gene silencing technology to eliminate cancer.  Phio announced today that the Safety Monitoring Committee (SMC) has concluded its planned safety review for all patients treated with the INTASYL compound PH-762 in Phio’s Phase 1b clinical trial. No dose-limiting toxicities or serious adverse events have been reported for any of the 22 enrolled patients who completed 4 intratumoral injections of PH-762 and have been followed through at least 4 weeks after the final injection. PH-762 has been evaluated in patients within five dose-escalating cohorts, increasing drug concentration 20-fold from the first to the fifth and final cohort.

“These results support continued evaluation of this highest dose concentration of PH-762 in the next clinical trial” said Robert Bitterman, President and CEO of Phio Pharmaceuticals. “Reported pathological response coupled with a favorable safety-tolerability profile is clinically meaningful.”

While final study data is pending formal analysis, an FDA submission intended to propose and seek guidance for next steps in clinical study design for PH-762 is targeted for the second quarter of 2026. A total of 22 patients with cutaneous carcinomas completed treatment in the Phase 1b trial and underwent excision of the treated lesional site. Revised reported data supports an overall response rate of 65% for squamous cell carcinomas (cSCC). Among the 20 patients with cSCC, 13 patients were classified as pathologic responders, including 9 patients with complete response (100% clearance), 2 patients with major/near clear response (greater than 90% clearance), and 2 patients with partial response (greater than 50% clearance). A single patient with metastatic Merkel cell carcinoma had a partial response. Seven cSCC patients and one melanoma patient had responses of less than 50%, however, none of the patients experienced a progression of the disease.

Concurrently, Chemistry, Manufacturing and Controls (CMC) development for drug substance material (API), is expected to have material available in March 2026 for the non-human primate study, a prerequisite for human pivotal trial commencement. Experimental work and documentation for process and methods development, as well as impurities testing are currently meeting expected timelines to commence manufacturing of cGMP material in the second half of 2026.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a clinical-stage siRNA biopharmaceutical company advancing its INTASYL® gene silencing technology focused on immuno-oncology therapeutics. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical program is an INTASYL compound, PH-762, a potent silencer of PD-1 gene implicated in various forms of skin cancer. The ongoing Phase 1b trial (NCT# 06014086) is evaluating PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma, and Merkel cell carcinoma. PH-762 is a potential non-surgical treatment for skin cancers.

For additional information, visit the Company’s website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. Examples of forward-looking statements contained in this press release include, among others, the possibility that our INTASYL® siRNA gene silencing technology will make the body’s immune cells more effective in killing cancer cells, the potential for PH-762 to present a viable non-surgical alternative for skin cancer, expectations regarding timing of enrollment, the expectations that we have sufficient capital to complete the treatment phase of our ongoing Phase 1b clinical trial, and statements regarding our clinical strategy, development plans and timelines and other future events.

 These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.  Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, results from our preclinical and clinical activities, our ability to execute on business strategies, the timing or likelihood of regulatory filings and approvals, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

Corporate Affairs